Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL YEAR 2011

ISSAQUAH, Wash., May 25, 2011 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2011, both ended May 8, 2011.

Net sales for the quarter increased 16 percent, to $20.19 billion, from $17.39 billion during the third quarter of fiscal 2010. Net sales for the first thirty-six weeks increased 13 percent, to $59.46 billion, from $52.66 billion last year. This year’s results include sales from the Company’s 50% owned Mexico joint venture, as the Company began consolidating its Mexico operations beginning with its 2011 fiscal year. Mexico sales accounted for approximately three percentage points of the increase for the quarter and the year-to-date sales.

Comparable sales for the third quarter and first thirty-six weeks of fiscal 2011, including Mexico operations for this year and last year, were as follows:

	12 Weeks	36 Weeks
U.S.	10%	6%
International	18%	15%
Total	12%	9%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales were as follows:

	12 Weeks	36 Weeks
U.S.	6%	4%
International	11%	10%
Total	7%	6%

Net income for the quarter was $324 million, or $.73 per diluted share, compared to $306 million, or $.68 per diluted share, last year. Net income for the first thirty-six weeks was $984 million, or $2.22 per diluted share, compared to $871 million, or $1.95 per diluted share, last year. The consolidation of the Mexico joint venture had no impact on net income or earnings per share attributable to Costco. The quarter this year included a $49 million pre-tax LIFO charge ($.07 per diluted share). There was no LIFO charge in any quarter of fiscal 2010. The prior year’s third-quarter results were positively affected by a $14 million pretax benefit ($.02 per diluted share) related to a partial reversal of a Canadian tax liability.

Costco currently operates 581 warehouses, including 425 in the United States and Puerto Rico, 80 in Canada, 32 in Mexico, 22 in the United Kingdom, seven in Korea, six in Taiwan, eight in Japan, and one in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to eleven additional warehouses prior to the end of its 2011 fiscal year on August 28, 2011.

A conference call to discuss these third quarter operating results is scheduled for 8:00 a.m. (PT) today, May 25, 2011, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 8, 2011	May 9, 2010	May 8, 2011	May 9, 2010
REVENUE
Net sales	$20,188	$17,385	$59,460	$52,663
Membership fees	435	395	1,277	1,158

Total revenue	20,623	17,780	60,737	53,821
OPERATING EXPENSES
Merchandise costs	18,067	15,494	53,059	46,971
Selling, general and administrative	1,991	1,789	5,970	5,439
Preopening expenses	8	3	24	17
Provision for impaired assets and closing costs, net	1	3	7	5

Operating income	556	491	1,677	1,389
OTHER INCOME (EXPENSE)
Interest expense	(27)	(27)	(80)	(77)
Interest income and other, net	5	10	14	58

INCOME BEFORE INCOME TAXES	534	474	1,611	1,370
Provision for income taxes	193	163	569	484

Net income including noncontrolling interests	341	311	1,042	886
Net income attributable to noncontrolling interests	(17)	(5)	(58)	(15)

NET INCOME ATTRIBUTABLE TO COSTCO	$324	$306	$984	$871

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.74	$0.69	$2.26	$1.98

Diluted	$0.73	$0.68	$2.22	$1.95

Shares used in calculation (000’s)
Basic	436,977	440,973	435,913	439,306
Diluted	443,570	448,391	442,727	446,709
Dividends per share	$0.24	$0.205	$0.65	$0.565

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	May 8, 2011	August 29, 2010
ASSETS
Cash and cash equivalents	$4,082	$3,214
Short-term investments	2,133	1,535
Receivables, net	948	884
Merchandise inventories	6,396	5,638
Deferred income taxes and other current assets	510	437

Total current assets	14,069	11,708
Property and equipment, net	12,300	11,314
Other assets	605	793

TOTAL ASSETS	$26,974	$23,815

LIABILITIES AND EQUITY
Accounts payable	$6,800	$5,947
Short-term borrowings	1	26
Other current liabilities	5,693	4,090

Total current liabilities	12,494	10,063
Long-term debt, excluding current portion	1,247	2,141
Deferred income taxes and other liabilities	692	681

Total liabilities	14,433	12,885

Total Costco stockholders’ equity	11,963	10,829
Noncontrolling interests	578	101

Total equity	12,541	10,930

TOTAL LIABILITIES AND EQUITY	$26,974	$23,815